Exhibit 15.1

November 14, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Unaudited information included in JPMorgan Chase & Co. registration statement on Form S-3

Commissioners:

We are aware that our reports dated i) May 6, 2011, except for the changes in the composition of business segments discussed in Note 24, as to which the date is November 4, 2011, ii) August 5, 2011, except for the changes in the composition of business segments discussed in Note 24, as to which the date is November 4, 2011, and iii) November 4, 2011, on our review of the consolidated balance sheet of JPMorgan Chase & Co. and its subsidiaries (the "Firm") as of March 31, 2011, June 30, 2011 and September 30, 2011, and the related consolidated statements of income for the three-month period ended March 31, 2011 and March 31, 2010, the three-month and six-month periods ended June 30, 2011 and June 30, 2010, and the three-month and nine-month periods ended September 30, 2011 and September 30, 2010, and the consolidated statements of cash flows and consolidated statements of changes in stockholders' equity and comprehensive income for the three-month periods ended March 31, 2011 and March 31, 2010, the six-month periods ended June 30, 2011 and June 30, 2010, and the nine-month periods ended September 30, 2011 and September 30, 2010, included in the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and Current Reports on Form 8-K for the quarter March 31, 2011 and June 30, 2011, are incorporated by reference in the registration statements referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, such report should not be considered a part of such registration statements, and is not a report within the meaning of Sections 7 and 11 of that Act.

Very truly yours,
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017